Exhibit 10.1

CREDIT AGREEMENT

by and between

The Coretec Group Inc.

and

Diversified Alpha Fund of Navigator Global
Fund Manager Platform SPC

Dated as of October 4, 2019

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made effective as of this 4th day of October, 2019, by and between The Coretec Group Inc., an Oklahoma corporation (“Borrower”), and Diversified Alpha Fund of Navigator Global Fund Manager Platform SPC, a Grand Cayman entity, located at c/o Mainstream Fund Services Ltd., 3rd Floor, Citrus Grove, Goring Avenue, P.O. Box 10364, Grand Cayman (“Lender”).

RECITALS:

A.     Borrower wishes to borrow from Lender funds in an amount of up to Two Million Five Hundred Thousand and 00/100th Dollars ($2,500,000.00) in accordance with the terms and conditions of this Agreement.

B.     As of the date hereof, Lender has not advanced any amounts to Borrower.

C.     Defined terms used in this Agreement have the meanings ascribed to them in the Definitions set forth below.

D.     The Loan is evidenced by the Note and the other Loan Documents.

DEFINITIONS:

For the purposes of this Agreement, the following terms shall have the following respective meanings, unless the context hereof clearly requires otherwise:

Advance: An advance of the Loan funds by Lender to Borrower. The Advance received by Borrower shall be reduced by the Commitment Fee, all reasonable legal and out-of-pocket expenses incurred by Lender related to this Agreement and interest equal to six (6) months of interest on the Advance (which shall be credited by Lender when earned after the first two quarterly interest payments on the Advance are due).

Agreement: This Credit Agreement, including any amendments hereof and supplements hereto, executed by Borrower and Lender.

Borrower: The Coretec Group, Inc., an Oklahoma corporation.

Business Day: Any day other than a Saturday, a Sunday, or a legal holiday in the State of Minnesota.

Code: The Internal Revenue Code of 1986, as amended.

Commitment Fee: Commitment fee payable by Borrower to Lender in an amount equal to three percent (3%) of each Advance. The Commitment Fee is due upon each Advance and shall be withheld from each Advance.

Event of Default: An Event of Default specified in Section 6.1 hereof.

Governmental Requirements: All laws, statutes, codes, ordinances, and governmental rules, regulations, and requirements applicable to Borrower and Lender.

Indebtedness: As to any Person means (i) all items (except items of capital stock or of surplus) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined; (ii) to the extent not included in the foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness or liabilities secured thereby shall have been assumed by such Person; and (iii) to the extent not included in the foregoing, all indebtedness and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold with recourse, or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

Lender: Diversified Alpha Fund of Navigator Global Fund Manager Platform SPC, a Grand Cayman entity, and its successors and/or assigns.

Loan: The Advances made pursuant to Section 3 of this Agreement in an outstanding amount that at any time shall not exceed Two Million Five Hundred Thousand and 00/100th Dollars ($2,500,000.00) of principal or such additional amounts as approved by the Lender in its sole discretion and evidenced by the Note. Advances shall be made as provided in the Schedule attached as Exhibit B and incorporated herewith, subject to the limitations as provided herein.

Loan Closing Date: The date on which the Loan Documents are executed and delivered by Borrower and Lender, as applicable, and Borrower, Lender, and any third parties, as applicable.

Loan Documents: The documents described in this Agreement, which evidence the Loan, including, but not limited to:

(i)	the Note;

(ii)	this Agreement;

(iii)	such other documents as Lender may require to evidence the Loan; and

(iv)	any amendments and/or restatements thereof and supplements thereto executed by Borrower and Lender, as applicable, and Borrower, Lender, and any third parties, as applicable.

Note: That certain Promissory Note of even date herewith in the form attached hereto as Exhibit A from Borrower to Lender in the principal amount of up to Two Million Five Hundred Thousand and 00/100th Dollars ($2,500,000.00), which evidences Borrower’s obligation to repay the Loan with interest and other fees/costs, and each amendment, modification, extension, or renewal thereof.

Person: an individual, a corporation, partnership, limited liability company or a government or any agency or subdivision thereof, or any other entity.

AGREEMENT:

1.            Loan.

1.1     Principal. Subject to the conditions and upon the terms herein provided, Lender irrevocably agrees to make future Advances to Borrower from time to time, in accordance with the schedule set forth in Exhibit B, during the term of this Agreement in an aggregate amount not to exceed at any time Two Million Five Hundred Thousand and 00/100th Dollars ($2,500,000.00). Such Advances shall not exceed One Hundred Seventy-Five Thousand and 00/100th Dollars ($175,000.00) in any thirty (30) day period. Although the Note will be in the face amount of the total amount of the Loan, Borrower shall be obligated to pay only the amounts actually disbursed and unpaid hereunder, together with interest on the outstanding principal balance thereof at the rate specified in the Note and such other charges provided for in this Agreement and the other Loan Documents.

1.2     Interest. Borrower shall pay to Lender interest in compliance with the terms of the Note. In the event that the interest and/or charges in the nature of interest, if any, provided for by the Note, or by any other Loan Document, shall contravene a legal or statutory limitation applicable to the Loan, if any, Borrower shall pay only such amounts as would legally be permitted; provided, however, that if the defense of usury and all similar defenses are unavailable to Borrower, Borrower shall pay all amounts provided for herein. If, for any reason, amounts in excess of the amounts permitted in the foregoing sentence shall have been paid, received, collected, or applied hereunder, whether by reason of acceleration or otherwise, then, and in that event, any such excess amounts shall be applied to principal, unless principal has been fully paid, in which event such excess amount shall be refunded to Borrower. Borrower hereby represents and warrants that the Loan will be solely used for business purposes.

1.3     Prepayment. Prepayment of the principal advanced hereunder and of accrued interest thereon, in full or in part, shall be made in compliance with the terms of the Note.

1.4     Commitment Fee. The Borrower agrees to pay the Commitment Fee to the Lender upon each and every Advance made by Lender to Borrower, which is due and payable upon the extension of each Advance by Lender and which shall be withheld by Lender from each Advance.

1.5     Reimbursement of Expenses. The Borrower shall promptly pay and reimburse the Lender for any and all out-of-pocket expenses, fees and disbursements including, but not limited to, reasonable attorneys’ fees, incurred in connection with the preparation, interpretation, performance and enforcement of this Credit Agreement, the Loan Documents and any other documents related thereto, and pay on demand all costs and expenses of enforcement and collection of the Loans made hereunder or any loan to be made hereinafter including, but not limited to, attorneys’ fees, whether or not suit is filed or for the pursuance of, or defense of, any litigation, appellate, bankruptcy or insolvency proceeding. Such payments may be withheld from any current or future Advance from the Lender to the Borrower as determined by the Lender in its sole discretion.

1.6     Optional Conversion. Lender shall have the right to elect to convert all or part of the Note to common stock of the Borrower at a price equal to seventy percent (70%) of the average closing price of the Borrower’s common stock as reported on the over-the-counter quotation system on the OTC Markets during the fifteen (15) calendar days prior to the date of the Loan Closing Date (i.e., if the common stock’s average over-the-counter market price is $0.10 per share and the total principal and accrued interest payable is $2,000,000, Lender would be entitled to 28,571,429 ($2,000,000/$0.07 per share at discount value) common shares of the Borrower). In the event of Lender’s election to convert, Lender shall provide Borrower with written notice of its election to convert the Note to common stock of the Borrower. A closing (the “Closing”) on the conversion shall occur not more than thirty (30) days after Lender’s written notice as mutually agreed by the parties. At the Closing, if the Lender exercises the Lender’s optional right to conversion, (i) all or a portion of the principal and accrued interest payable under the Note issued hereunder as designated by the Lender or Borrower shall be automatically converted into shares of restricted common stock, as provided herein; (ii) the Lender shall deliver the Note to the Borrower for cancellation if the Note is fully converted; and (iii) the Note shall immediately become null, void, and of no further force and effect if the Note is fully converted regardless of its delivery to and receipt by the Borrower and shall be deemed to represent only shares of the common stock into which it has been converted if the Note is fully converted. The Borrower shall, during the time that the Note remains outstanding, reserve and keep available out of its authorized but unissued shares a sufficient number of shares to effect the conversion of the Note. In the event that, on the date of conversion of the Note, the number of authorized but unissued shares of the Borrower is not sufficient to enable the Borrower to issue the number of shares issuable upon such conversion or exercise, the Borrower shall forthwith use its best efforts to cause its Articles of Incorporation to be amended to increase the number of authorized shares to an amount at least sufficient to enable the Lender to convert the Note.

2.           Conditions of Borrowing. Lender shall not be required to make any Advances hereunder until the pre-closing requirements, conditions, and other requirements set forth in this Section 2 have been completed and fulfilled to the sole satisfaction of Lender, and the further conditions set forth in Section 3 are completed and fulfilled. On or before the Loan Closing Date, Borrower shall execute and deliver (or cause to be executed and delivered) to Lender the Note, this Agreement and all other documents required by the Lender. For the avoidance of doubt, the Borrower, in its sole discretion, shall not be required to accept any Advances and that the Borrower’s decision to reject any particular Advance shall not constitute a breach of any Loan Documents or an Event of Default.

3.           Advances of Loan Proceeds. Upon fulfillment of the applicable conditions precedent set forth in this Section 3, Lender shall make Advances to Borrower pursuant to the Schedule set forth in Exhibit B by Lender subject to the conditions precedent to the Advances as set forth below.

3.1     Loan Documents. Prior to any Advance on the Loan Closing Date, Borrower shall deliver each of the Loan Documents, except as otherwise provided herein, duly executed by Borrower, as applicable, all in accordance with terms and conditions acceptable to Lender.

3.2     No Default by Borrower. As to any future Advance, there shall be no Event of Default.

3.3     Not to Exceed Amount. As to any Advance, the total of the outstanding principal balance under this Agreement and the Note, plus the amount of such Advance, shall in no event at any time exceed Two Million Five Hundred Thousand and 00/100th Dollars ($2,500,000.00) except as approved by the Lender in its sole discretion. In the event that at any time the outstanding principal balance of the Note exceeds the limit imposed by this subsection, within three (3) Business Days after receiving notice from Lender of such violation, Borrower shall cause a payment to be made to Lender in the amount necessary to become in compliance with such limit, except as approved by the Lender in its sole discretion.

3.4     Good Standing. As a condition to any Advance, Borrower, if and only if requested by the Lender, shall have provided evidence to Lender that Borrower is in good standing, and duly qualified to do business, in the State of Oklahoma and any other state in which it does business.

3.5     Solvency. The Borrower shall not have filed for or have had a bankruptcy or insolvency proceeding filed against it and shall be able to carry on business in its regular course as reasonably determined by the Lender.

3.6     Golden State Investors. Prior to the initial Advance hereunder, the Borrower shall have entered into a written agreement with Golden State Investors (“GSI”) to repay its Indebtedness to GSI immediately after the initial Advance in an amount not greater than Ninety Thousand and 00/100th Dollars ($90,000.00).

3.7     Capital. The Lender has raised capital sufficient to fund its other investments and the Advance as determined by the Lender in its sole discretion.

3.8     Management. The Borrower shall have entered into a contract engaging (i) with respect to any Advance after the second Advance the Borrower’s chief executive officer under an agreement satisfactory to the Lender as determined in its sole discretion, and (ii) with respect to any Advance after the fifth Advance, a public relations/marketing manager under an agreement satisfactory to the Lender as determined in its sole discretion.

4.           Representations and Warranties of Borrower. While this Agreement is in effect, and until Lender has been paid in full the principal and interest on all Advances made by Lender hereunder and under the other Loan Documents, Borrower represents and warrants to Lender that:

4.1      Authority of Borrower. The Borrower has all power, authority, permits, consents, authorizations, and licenses necessary to carry on its business and to execute, deliver, and perform Loan Documents to which each is a party; this Agreement and the other Loan Documents as provided herein have been duly authorized, executed, and delivered by Borrower so as to constitute the valid and binding obligations of Borrower, enforceable in accordance with their terms and as provided herein; and the Borrower is qualified to do business in all locations in which it is doing business.

4.2     No Breach of Applicable Agreements or Laws. The consummation of the transactions contemplated hereby and the execution, delivery, and/or performance of this Agreement and the other Loan Documents will not result in any breach of or constitute a default under any mortgage, deed of trust, lease, bank loan, credit agreement, or other instrument or violate any Governmental Requirements to which Borrower is a party, or by which Borrower may be bound or affected.

4.3      No Litigation or Defaults. There are no actions, suits, or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower or involving the validity or enforceability of the Loan Documents or the priority of the lien thereof, at law or in equity; and Borrower is not in default under any order, writ, injunction, decree, or demand of any court or any administrative body having jurisdiction over Borrower.

4.4     Financial and Other Information. The financial statements of Borrower previously or hereafter delivered to Lender were, or will be, prepared by Borrower from its books and records and fairly present, or will fairly present, the financial condition of Borrower, each as of the dates of such statements, including, without limitation, all contingent liabilities (to the extent required to be reflected on a balance sheet prepared in accordance with GAAP) and guaranties by Borrower of third party obligations. To the best knowledge of Borrower, there is no fact which materially adversely affects or is reasonably likely to materially adversely affect the business or prospects or condition (financial or other) of Borrower or its properties or assets, which has not been set forth herein or in a certificate or statement furnished to Lender by Borrower.

4.5     Tax Returns. All tax returns and reports of Borrower required to be filed, have been filed, and Borrower has paid all taxes due and payable. Borrower knows of no basis for additional assessments with respect to any taxes.

4.6     Insolvency. Any borrowing made by Borrower under this Agreement does not and will not render Borrower insolvent under the Bankruptcy Code, as amended; Borrower is not contemplating either the filing of a petition by it under any state or federal Bankruptcy or insolvency laws or the liquidating of all or a major portion of their respective properties, and Borrower has no knowledge of any person contemplating the filing of any such petition against Borrower.

4.7     Title to Assets. Except as contemplated by this Agreement or as previously disclosed in the financial statements of Borrower or in writing to Lender and accepted by Lender, Borrower owns and has good title to all of its assets free and clear of all security interests, and has not executed any security documents or financing statements relating to such assets. All assets of Borrower are titled in its respective legal name and Borrower has not used or filed a financing statement under any other name.

4.8     Environmental Matters. Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of its operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower does not have any contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

4.9     Patriot Act. Borrower is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order of the President of the United States of America (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department, as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the United States Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

4.10     Non-Foreign Entity. Borrower is not a “foreign person” or “foreign corporation” as those terms are defined in the Code and the regulations promulgated thereunder.

4.11     Condemnation. There is no condemnation or eminent domain proceeding pending or, to the actual knowledge of Borrower, threatened against any of the Borrower’s assets.

5.           Covenants of Borrower. While this Agreement is in effect, and until Lender has been paid in full the principal of and interest on all Advances made by Lender hereunder and under the other Loan Documents or unless Lender otherwise consents or waives:

5.1      Keeping of Records. Borrower shall set up and maintain accurate and complete books, accounts, and records pertaining to the Borrower’s assets in a manner acceptable to Lender. Borrower shall permit representatives of Lender to have free access to and to inspect and copy all such books, records, and contracts of Borrower, upon reasonable advance written notice to Borrower. Any such inspection by Lender shall be for the sole benefit and protection of Lender, and Lender, may, but shall have no obligation to, disclose the results thereof to Borrower. Lender or its designated representative shall, at all times while sums under the Loan are outstanding, during normal business hours, have the right to inspect all books, leases, contracts, and records, including, but not limited to, financial records of Borrower relating to the Borrower’s assets; provided, however, that reasonable arrangements are made to minimize disruption of the business of Borrower.

5.2      Notice to Lender of Litigation, Etc. Borrower shall promptly advise Lender in writing of: (i) all litigation, regardless of amount, affecting Borrower or any part of the Borrower’s assets; and (ii) all notices, complaints, and charges made by any governmental authority affecting the Borrower’s assets, Borrower or any of its businesses.

5.3      Transferring, Conveying, or Encumbering the Borrower’s Property. Borrower shall not voluntarily or involuntarily, other than in the ordinary course of business and consistent with the Borrower’s Business Plan approved by the Lender, agree to, cause, suffer, or permit: (i) any sale, transfer or conveyance of any interest of Borrower, legal or equitable, in the Borrower’s assets or any part or portion thereof after its acquisition; or (ii) any pledge, encumbrance, or lien to be imposed or remain outstanding against the Borrower’s assets after its acquisition except as created, allowed or contemplated by the Loan Documents, without, in each instance, the prior written consent of Lender.

5.4     Redemptions or Transfers. Without the express written consent of the Lender, Borrower shall not directly or indirectly (i) pay any dividends or make any distributions to its shareholders; or (ii) make any payments to the Borrower’s shareholders or any person related, directly or indirectly, to the Borrower’s shareholders, other than payments for salary, management fees, existing indebtedness or service fees (the “Permitted Payments”), provided such Permitted Payments are upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties who are not Borrower’s shareholders or any person related, directly or indirectly, to the Borrower’s shareholders except as otherwise provided in the Business Plan approved by Lender.

5.5      Compliance with the Loan Documents and Other Documents. Borrower shall comply with and perform all of their respective agreements and obligations under the Loan Documents and under all other contracts and agreements to which Borrower is a party, and shall comply with all requests by Lender which are consistent with the terms thereof.

5.6      Existence and Identity. Borrower shall not change its status as a corporation without the prior written consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion, nor shall Borrower cease to do business or engage in any line of business materially different from its current business by Borrower and discussed with the Lender and its related advisors.

5.7     Consolidation and Mergers. Borrower shall not consolidate with or merge into any other entity or person, or permit any other entity or person to merge into it.

5.8       Anti-Terrorism. Borrower shall not: (i) conduct any business or engage in making or receiving any contribution of funds, goods, or services to or for the benefit of any person which conduct is prohibited under the laws of the United States; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the executive order or any other laws of the United States; (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any laws of the United States; or (iv) be or become subject at any time to any law, regulation or list of any government agency (including, without limitation, the United States Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower.

5.9     Taxes. Borrower shall pay and discharge all lawful claims, including taxes, assessments and governmental charges or levies, imposed upon Borrower, the income or profits of Borrower, and upon all properties belonging to Borrower, prior to the date upon which penalties attach thereto; provided, however, that so long as no Event of Default is then continuing, Borrower shall not be required to pay any such tax, assessment, charge or levy, the payment of which is being contested in good faith and by proper proceedings.

5.10     Compliance with Laws. Borrower shall comply with all Governmental Requirements and all orders of all governmental authorities or courts having jurisdiction over Borrower.

5.11     Insurance. Borrower shall keep and maintain adequate insurance issued by an insurer acceptable to Lender, in amounts acceptable to Lender in its reasonable discretion (at least adequate to comply with any co-insurance provisions) and against all such liability and hazards as are usually carried by entities engaged in the same or a similar business similarly situated or as may be reasonably required by Lender. All Borrower’s insurance shall be maintained by insurance companies reasonably acceptable to Lender. Borrower shall cause to be delivered to Lender the insurance policies therefor or in the alternative, evidence of insurance and at least thirty (30) days prior to the expiration of any such insurance, additional policies or duplicates thereof or in the alternative, evidence of insurance evidencing the renewal of such insurance and payment of the premiums therefor.

5.12     Indebtedness. Borrower shall not have at any time outstanding to any person other than Lender, any Indebtedness for borrowed money, capitalized lease obligations, or any outstanding letters of credit, except (i) accounts payable incurred in the ordinary course of their respective businesses, accrued expenses and other items arising out of transactions (other than borrowings) in the ordinary course of their respective businesses, and (ii) any indebtedness as reported on the Borrower’s current financial statements.

5.13     Reporting. Borrower shall furnish to the Lender (i) quarterly internally prepared financial statements of Borrower within forty-five (45) days after the end of each quarter ended March 31, June 30, September 30 and within ninety (90) days after the end of the year ended December 31, prepared to the satisfaction of Lender and in accordance with generally acceptable accounting principles; (ii) annual audited financial statements within one-hundred and five (105) days of the end of the Borrower’s fiscal year; and (iii) true, correct, and complete signed copies of annual federal tax returns for Borrower within one hundred twenty (120) days of the expiration of the respective fiscal years of Borrower.

5.14     Insurance. At all times there remains outstanding an amount under the Note, the Borrower shall maintain a key man life insurance policy in the amount not less than Two Million Five Hundred Thousand and 00/100 ($2,500,000.00) for the benefit of the Lender who shall be named the sole beneficiary under the life insurance policy as determined by the Lender. Such requirement may be modified from time to time as mutually agreed by the parties.

6.           Defaults.

6.1          Events of Default. Any of the following events, unless waived by the Lender, shall constitute an “Event of Default” under this Agreement:

(a)     Borrower shall default in the payment of principal or interest due according to the terms hereof or of the Note;

(b)     Borrower shall default in the performance or observance of Sections 5.3, 5.4, 5.6, 5.7, or 5.12 of this Agreement;

(c)     Borrower shall default in the performance or observance of any other agreement, covenant, or condition required to be performed or observed by Borrower under the terms of this Agreement or any of the other Loan Documents (exclusive of those defaults covered under Section 6.1(a) or 6.1(b)) and such default shall continue for ten (10) days after the date of written notice thereof from Lender to Borrower;

(d)     Any material representation, warranty, or covenant made by Borrower in this Agreement, in any of the other Loan Documents, or in any certificate or document furnished under the terms of this Agreement or in connection with the Loan, shall be untrue or incomplete in any material respect;

(e)     Borrower shall apply for, consent to, or permit the appointment of a receiver, custodian, trustee or liquidator for it or any of its property or assets; or shall fail to, or admit in writing its inability to, pay its debts as they mature; or shall make a general assignment for the benefit of creditors or shall be adjudicated bankrupt or insolvent; or shall take other similar action for the benefit or protection of its creditors; or shall give notice to any governmental body of insolvency or pending insolvency or suspension of operations; or shall file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, rearrangement, dissolution, liquidation or other similar debtor relief law or statute; or shall file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; or shall be dissolved, liquidated, terminated or merged; or shall effect a plan or other arrangement with creditors; or a trustee, receiver, liquidator or custodian shall be appointed for it or for any of its property or assets and shall not be discharged within sixty (60) days after the date of its appointment; or a petition in involuntary bankruptcy, reorganization or similar proceedings is filed against it and is not dismissed within sixty (60) days after the date of its filing; or

(f)     Any material adverse change in the financial condition of Borrower from the financial condition represented to Lender as of the date hereof as determined by Lender in good faith in its sole discretion.

6.2         Rights and Remedies. Upon the occurrence of an Event of Default, unless such Event of Default is subsequently waived in writing by Lender, Lender shall be entitled, at the option of Lender, to exercise any or all of the following rights and remedies, consecutively or simultaneously, and in any order:

(a)     Lender may suspend its obligation to make Advances under this Agreement, without notice to Borrower.

(b)     Lender may terminate its obligation to make Advances under this Agreement, and may declare the entire unpaid principal balance of the Advances made under this Agreement to be immediately due and payable, together with accrued and unpaid interest on such Advances, without notice to or demand on Borrower.

(c)     Lender may exercise any or all remedies specified herein and in the other Loan Documents, including any remedies which it may have therefor at law, in equity, or under statute.

(d)     Lender may cure the Event of Default on behalf of Borrower, and, in doing so, may expend such sums as he may deem desirable, including attorneys’ fees, all of which shall be deemed to be Advances hereunder, even though causing the Loan to exceed the face amount of the Note, shall bear interest at the interest rate as set forth in the Note and shall be payable by Borrower on demand.

6.3        Rights and Remedies Cumulative; No Waiver. No delay on the part of Lender in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder constitute such a waiver or exhaust the same, all of which shall be continuing. Any waiver under any of the Loan Documents must be in writing and shall be limited to its specific terms. The rights and remedies of Lender specified in this Agreement shall be in addition to, and not exclusive of, any other rights and remedies which Lender would otherwise have at law, in equity or by statute, and all such rights and remedies, together with Lender’s rights and remedies under the other Loan Documents, are cumulative and may be exercised individually, concurrently, successively, and in any order.

7.            Miscellaneous.

7.1         Binding Effect. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor the proceeds of the Loan may be assigned by Borrower voluntarily, by operation of law or otherwise, without the prior written consent of Lender.

7.2        Survival. All agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of the Advance by Lender, and the execution of the other Loan Documents, and shall continue until Lender receives payment in full of all indebtedness of Borrower incurred under this Agreement and under the other Loan Documents.

7.3       Governing Law; Waiver of Jury Trial; Venue. This Agreement and the rights of the parties shall be governed by, construed and enforced in accordance with the laws of the State of Minnesota. The venue of any actions or lawsuits under this Agreement shall exclusively be in the United States District Court for the District of Minnesota or the courts of the State of Minnesota located in Hennepin County. The parties hereby consent and submit to the personal jurisdiction of said courts. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF, OR OTHERWISE RELATING TO THE NOTE, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

7.4       Counterparts. This Agreement and any amendment hereto may be executed in counterpart, including by pdf or facsimile, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement.

7.5       Notices. Any notice required or permitted to be given by either party hereto to the other under the terms of this Agreement, or documents related hereto, shall be deemed to have been given: (i) three (3) business days after the date the same is deposited in the United States Mail, registered or certified, return receipt requested, postage prepaid; or (ii) one (1) business day following deposit with a reputable overnight courier providing a receipt for overnight delivery, addressed as follows:

If to Borrower:	The Coretec Group Inc.

If to Lender:	Diversified Alpha Fund of Navigator Global Fund Manager Platform SPC
c/o Mainstream Fund Services Ltd. 3rd Floor, Citrus Grove Goring Avenue P.O. Box 10364 Grand Cayman

with a copy to:	Moss & Barnett, PA Attn: Yuri B. Berndt, Esq. 150 South Fifth Street Suite 1200 Minneapolis, MN 55402

or to such party at any other address specified in a notice given by such party to the other not less than ten (10) days prior to the effective date of the address change.

7.6       No Third Party Reliance. No third party shall be entitled to rely upon this Agreement or to have any of the benefits of Lender’s interest hereunder, unless such third party is an express assignee of all or a portion of Lender’s interest hereunder.

7.7       Time of the Essence. Time is of the essence hereof with respect to the dates, terms and conditions of this Agreement.

7.8       Entire Agreement; No Oral Modifications. This Agreement, the other Loan Documents and the other documents mentioned herein set forth the entire agreement of the parties with respect to the Loan and supersede all prior written or oral understandings and agreements with respect thereto. No modification or waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the parties hereto. Any reference to the Loan Documents themselves in any of the Loan Documents shall include all amendments, renewals or extensions approved by Lender.

7.9       Captions. The headings or captions of the Sections set forth herein are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

7.10     Borrower-Lender Relationship. The relationship between Borrower and Lender created hereby and by the other Loan Documents shall be that of a borrower and a lender only, and in no event shall Lender be deemed to be a partner of, or a joint venturer with, Borrower with respect to the Loan. Lender’s actions with respect to the Loan shall not be limited or subject to a member’s duty or obligation as a member of the Borrower, to the maximum extent as allowed by law.

7.11     Severability. The invalidity or partial invalidity of any portions of this Agreement shall not invalidate the remainder hereof and said remainder shall remain in full force and effect.

7.12     Indemnification. Borrower shall indemnify and hold Lender harmless from and against any and all loss or damages of whatsoever kind and from any suits, claims, or demands, including Lender’s reasonable legal fees and expenses and appellate legal fees, on account of any matter or thing arising out of this Agreement or in connection therewith or arising from any defective workmanship or materials. The provisions of this Section will survive the termination of this Agreement and the repayment of the Loan.

7.13     Lender’s Expenses. Borrower shall pay to Lender, either (i) by withholding such amounts directly from an Advance or (ii) within ten (10) days after demand by Lender or within such shorter period of time as may be provided elsewhere in this Agreement, all reasonable and necessary expenses incurred by Lender incidental to the Loan, including, without limitation, all commitment fees, appraisal fees and attorneys’ fees. Any amounts not timely paid by Borrower shall thereafter bear interest as provided herein from the date such expenses were paid by Lender until repaid.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BORROWER:

The Coretec Group Inc.

By:

        Its:

LENDER:

Diversified Alpha Fund of Navigator Global

Fund Manager Platform SPC

By:

        Its:

Exhibit A

Form Promissory Note

(See attached)

A-1

Exhibit B

Advance Schedule

(See attached)

A-2